Exhibit 23(a)
                INDEPENDENT AUDITORS' CONSENT
                -----------------------------

The Board of Directors
Valley National Bancorp:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Valley National Bancorp of our report dated January 25, 1995, relating to the consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 Annual Report on Form 10-K of Valley National Bancorp.

Our report refers to a change in accounting for certain investments in debt and equity securities in 1994 and accounting for income taxes in 1993.

                                          KPMG PEAT MARWICK LLP

Short Hills, New Jersey
August 2, 1995